Exhibit 99.1

National & Retail Trades and First Call, Release: November 13, 2003 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS THIRD QUARTER EARNINGS

MENOMONEE FALLS, WI Nov. 13/BUSINESS WIRE/Kohl's Corporation (NYSE:KSS). Kohl's Corporation today reported results for the three months and nine months ended November 1, 2003.

For the third quarter, net sales increased to $2.4 billion from $2.1 billion a year ago, an increase of 11.7%. Comparable store sales declined 1.3%. Net income was $121.2 million or $0.35 per diluted share, compared with $133.4 million or $0.39 per diluted share a year ago.

For the nine months ended November 1, 2003, net sales increased to $6.7 billion from $5.9 billion for the nine months ended November 2, 2002. This reflects a 13.2% total increase while comparable store sales declined 1.0%. Net income was $344.3 million or $1.00 per diluted share, compared with $364.4 million or $1.06 per diluted share a year ago.

Expansion Update

The Company successfully opened 50 new stores during the quarter. The Company entered the Phoenix, AZ market with ten stores; the Little Rock, AR market with three stores; the Las Vegas, NV market with three stores; the Birmingham, AL market with two stores; the Tucson, AZ market with two stores; and the Flagstaff, AZ market with one store. In addition, the Company added eleven stores in the Midwest region, five stores in the Mid-Atlantic region, five stores in the Northeast region, four stores in the Southeast region, two stores in the South Central region, and two stores in the Southwest region.

The Company plans to open approximately 95 new stores in fiscal 2004. In the first quarter, the Company will open approximately 48 stores, split evenly between new market entries and fill-ins in existing markets. New markets include Sacramento, San Diego and Fresno, California and Memphis, Tennessee. The remaining new stores to be opened in existing markets will be spread across all regions of the country.

The Company now operates 542 stores compared with 457 stores at the same time last year.

Third Quarter Earnings Conference Call

Investors will have the opportunity to listen to the third quarter earnings conference call today at 5:00 PM (EDT) by dialing 847-619-6398 ten minutes prior to the start of the call. A replay of the call will be available for approximately 24 hours after the conclusion of the call at 630-652-3000, pass code: 7815641. In addition, the call will be web cast live over the Internet through the Company's web site located at "http://www.kohls.com (see "Home Page") or through Broadcast Network's Vcall web site located at "http://www.vcall.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast via the Internet, a replay will be available for approximately 30 days after the conclusion of the web cast.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans", or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl's annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact: Tawn Earnest, Manager - Public Relations, (262) 703-6609

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KOHL'S CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	3 Months Ended				9 Months Ended
	Nov. 1, 2003	% to Net Sales	Nov. 2, 2002	% to Net Sales	Nov. 1, 2003	% to Net Sales	Nov. 2, 2002	% to Net Sales

Net sales	$ 2,394.0		$ 2,143.4		$ 6,720.2		$ 5,935.8
Cost of merchandise sold	1,578.7	65.9%	1,399.1	65.3%	4,426.8	65.9%	3,847.7	64.8%

Gross margin	815.3	34.1%	744.3	34.7%	2,293.4	34.1%	2,088.1	35.2%

Operating expenses
Selling, general and administrative	524.0	21.9%	455.2	21.2%	1,471.9	21.9%	1,290.7	21.7%
Depreciation and amortization	59.9	2.5%	49.1	2.3%	172.3	2.5%	140.5	2.4%
Preopening expenses	20.8	0.9%	11.7	0.5%	38.9	0.6%	31.6	0.6%

Operating income	210.6	8.8%	228.3	10.7%	610.3	9.1%	625.3	10.5%

Interest expense, net	15.8	0.7%	13.8	0.7%	56.7	0.9%	39.4	0.6%

Income before income taxes	194.8	8.1%	214.5	10.0%	553.6	8.2%	585.9	9.9%
Provision for income taxes	73.6	3.0%	81.1	3.8%	209.3	3.1%	221.5	3.8%

Net income	$ 121.2	5.1%	$ 133.4	6.2%	$ 344.3	5.1%	$ 364.4	6.1%

Basic net income per share	$ 0.36		$ 0.40		$ 1.02		$ 1.08

Diluted net income per share	$ 0.35		$ 0.39		$ 1.00		$ 1.06

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
Subject to Reclassification

	November 1, 2003	November 2, 2002

Assets
Current assets:
Cash and cash equivalents	$ 108,532	$ 92,501
Accounts receivable trade, net	1,048,711	975,512
Merchandise inventories	2,424,802	2,078,374
Deferred income taxes	39.307	46,513
Other current assets	85,188	48,868
Total current assets	3,706,540	3,241,768

Property and equipment, net	3,137,052	2,568,519
Favorable lease rights, net	183,809	178,990
Goodwill, net	9,338	9,338
Other assets	103,480	94,397
Total assets	$ 7,140,219	$ 6,093,012

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,118,091	$ 865,431
Accrued liabilities	316,019	267,819
Income taxes payable	63,016	46,533
Short-term debt	225,000	225,000
Current portion of long-term debt and capital leases	12,611	11,116
Total current liabilities	1,734,737	1,415,899

Long-term debt and capital leases	1,167,637	1,236,940
Deferred income taxes	228,418	151,674
Other long-term liabilities	71,161	61,523
Shareholders' equity	3,938,266	3,226,976
Total liabilities and shareholders' equity	$ 7,140,219	$ 6,093,012

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
Subject to Reclassification

	9 Months Ended
	November 1, 2003	November 2, 2002

Operating activities

Net income	$ 344,328	$ 364,430
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	179,175	141,144
Amortization of debt discount	3,521	7,000
Deferred income taxes	73,853	43,225
Changes in operating assets and liabilities:
Accounts receivable	(57,901)	(139,566)
Merchandise inventories	(797,806)	(880,067)
Other current assets	(41,669)	(7,468)
Accounts payable	423,343	386,561
Accrued and other long-term liabilities	6,691	22,823
Income taxes	(38,774)	(35,402)

Net cash provided by (used in) operating activities	94,761	(97,320)

Investing activities

Acquisition of property and equipment
and favorable lease rights, net	(530,197)	(494,810)
Net sales of short-term investments	475,991	229,377
Other	(18,032)	(21,982)
Net cash used in investing activities	(72,238)	(287,415)

Financing activities

Proceeds from short-term debt	225,000	225,000
Net borrowings under revolving credit facility	88,000	133,500
Repayments of convertible and other long-term debt, net	(358,552)	(15,026)
Payments of financing fees on debt	(185)	(950)
Proceeds from stock option exercises	41,661	27,990

Net cash (used in) provided by financing activities	(4,076)	370,514

Net increase (decrease) in cash and cash equivalents	18,447	(14,221)
Cash and cash equivalents at beginning of period	90,085	106,722

Cash and cash equivalents at end of period	$ 108,532	$ 92,501